Exhibit(j)






                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 13 to the registration statement on Form N-1A ("Registration Statement") of our report dated February 7, 2003 to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of Scudder RREEF Real Estate Securities Fund (formerly RREEF Real Estate Securities Fund, a non-diversified series of Scudder RREEF Securities Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Auditors" and "Financial Highlights" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 30, 2003